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                         CERTIFICATE OF INCORPORATION

                                      OF

                           U.S. TRADE FUNDING CORP.

     FIRST: The name of the corporation (the "Corporation") shall be U.S. Trade Funding Corp.

     SECOND: The registered office of the Corporation is to be located at 15 East North Street, in the City of Dover, Kent County in the State of Delaware 19901. The name of its registered agent at that address is United Corporate Services, Inc.

     THIRD: The purpose for which the Corporation is formed is to engage in the following activities:

          (a) to authorize, issue, sell and deliver debt obligations, interests in trusts and other forms of securities, the issuance and sale of which may or may not be exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities") secured by, or representing an interest in, loans ("Loans") to manufacturers, wholesalers or retailers or prospective purchasers of, specified merchandise, insurance and services or to lending institutions that originate loans to such persons for such purposes, or other financial assets ("Financial Assets"), which Loans or other Financial Assets are secured or supported by guarantees by the Export-Import Bank of the United States or other agencies or instrumentalities of the federal government of the United States and which may be secured by insurance policies, surety bonds, cash collateral, letters of credit, lines of credit or other credit enhancements (collectively, "Credit and Liquidity Support");

          (b) to acquire, own, hold, assign, service, sell, pledge and otherwise deal with Loans and Financial Assets and related Credit and Liquidity Support supporting payment of the Loans and Financial Assets;

          (c) to invest cash collateral, reserves and proceeds from Securities, Loans and Financial Assets and Credit and Liquidity Support;

          (d) to authorize, issue, sell, deliver and incur indebtedness or obligations which are completely subordinated to any Securities; and

          (e)  to engage in any lawful act or activity and to exercise any powers permitted to corporations organized under the General Corporation
     Law of Delaware (as the same exists now or may hereafter be amended "GCL") that are incidental to and necessary or convenient for the accomplishment of the above mentioned purposes including, without limitation, the entering into of interest rate or basis swap, cap,
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     floor or collar agreements, currency exchange agreements or similar hedging transactions and referral, management, servicing and administration agreements.

     FOURTH: The aggregate number of shares which the Corporation shall have the authority to issue is three thousand (3,000) shares, all of which are to be Common Stock of the par value of one United States cent ($.01) each.

     FIFTH: The Board of Directors from time to time may make, alter or repeal the By-laws of the Corporation, except any particular By-law which is specified as not subject to alteration or repeal by the Board of Directors.

     SIXTH: The Corporation shall indemnify and advance expenses to its directors, officers, employees and agents and any person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise and their respective heirs, executors, administrators, successors and assigns to the fullest extent permitted by the GCL.

     SEVENTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty of a director, provided, however, that the foregoing shall not eliminate or limit liability of a director (i) for any breach of such director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

     EIGHTH: Notwithstanding any other provision of this Certificate of Incorporation and any provision of law that otherwise so empowers the Corporation, the Corporation shall not, without the affirmative vote of (1) in the case of matters described in clauses (b) or (d) below, a simple majority of the members of the whole Board of Directors of the Corporation (which simple majority must include all members of the Board of Directors required by Article Ninth then in office and acting) to do those things indicated in such clauses and (2) in the case of matters described in clauses (a), (c) or (e) below, one hundred percent (100%) of the members of the whole Board of Directors of the Corporation to do those things indicated in such clauses:

          (a) engage in any business or activity other than in connection with or relating to the purposes set forth in Article Third hereof; or

          (b) dissolve or liquidate, in whole or in part; or

          (c) consolidate or merge with or into any other entity, or convey, transfer or lease its properties and assets substantially as an entirety to any entity, or permit any

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     entity to consolidate or merge into the Corporation or convey, transfer or lease its properties and assets substantially as an entirety to the Corporation, unless:

               (1) the corporation formed by such consolidation or into which the Corporation is merged or the entity which acquires by conveyance or transfer, or which leases, the properties and assets of the Corporation substantially as an entirety (i) shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, (ii) shall have a certificate of incorporation containing provisions identical to the provisions of Articles THIRD, NINTH, TENTH, ELEVENTH and TWELFTH hereof and this Article EIGHTH, and (iii) shall expressly assume the due and punctual payment and performance of all indebtedness, liabilities and obligations of the Corporation; and

               (2) immediately after giving effect to such transaction, no default or event of default shall have occurred and be continuing as a result of such transaction under any agreement relating to any Credit and Liquidity Support or the security or repayment of any provider of such Credit and Liquidity Support; or

          (d) institute proceedings to be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition seeking or consenting to reorganization or relief under any applicable Federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Corporation or a substantial part of its property, or make any assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take any corporate action in furtherance of any such action; or

          (e) amend, alter, change or repeal Articles THIRD, EIGHTH, NINTH, TENTH, ELEVENTH or TWELFTH hereof; provided, however, that, subject to the foregoing, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation;

provided, however, that if there shall not be at least one director required by Article Ninth hereof then in office and acting, a vote upon any matter set forth in this Article Eighth shall not be taken unless and until at least one director meeting the requirements of Article Ninth hereof shall have been elected, then in office and acting.

     NINTH: At all times from and after the establishment of the Corporation, at least two (2) directors of the Corporation and two (2) executive officers of the Corporation (which may be two (2) individuals each serving as both a director and an executive officer) will not be a director, officer or employee of any person owning beneficially, directly or indirectly, more than ten percent (10%) of the outstanding common stock of the Corporation, any

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person from whom the Corporation acquires assets (or the originator of such assets), any creditor of the Corporation, any provider of Credit and Liquidity Support, the management company, the administrator, any referral agent, or any person acting as, or providing the services of, a trustee, servicer, collateral agent, collection agent, issuing and paying agent or depositary for or at the request of the Corporation, or a director, officer or employee of any such person's parent, subsidiaries or affiliates other than the Corporation, unless acting as the independent director of any such subsidiary or affiliate (other than such person's parent) or of any person from whom the Corporation acquires assets (or the originator of such assets) pursuant to a provision substantially similar to this Article Ninth contained in such person's certificate of incorporation. No director required by this Article Ninth shall be a trustee in bankruptcy for the Corporation or any affiliate thereof. In addition, no director serving in the capacity set forth in this Article Ninth may be removed unless his successor has been elected. For purposes of this Certificate of Incorporation, the term "person" means a natural person, corporation or other entity, government, or political subdivision, agency, or instrumentality of a government; and an "affiliate" of a person is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified. In no event shall all of the members of the Board of Directors serve together as directors of any other corporation, 10% or more of the outstanding common stock of which is owned by any person owning 10% or more of the outstanding common stock of the Corporation.

     TENTH: The Corporation shall not commingle its assets with those of any other entity or person and its funds and other assets shall be separately identified and segregated. The Corporation shall maintain its own separate bank accounts, and shall maintain its corporate, financial and accounting books and records separate from those of any other entity or person. The Corporation shall indicate in such statements and records the separateness of such corporation's assets and liabilities from those of any other entity or person. The Corporation shall pay from its assets all liabilities, obligations and indebtedness of any kind incurred by the Corporation and shall not pay from its assets any liabilities, obligations or indebtedness of any other entity or person. The Corporation shall, at all times, hold itself out to the public (including, without limitation, any creditors of any of its affiliates) under the Corporation's own name and as a separate and distinct corporate entity.

     ELEVENTH: The Corporation shall not institute proceedings to be adjudicated bankrupt or insolvent; or consent to the institution of bankruptcy or insolvency proceedings against it; or file a petition seeking, or consent to, reorganization or relief under any applicable federal or state law relating to bankruptcy; or consent to the appointment of a receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of the Corporation or a substantial part of its property; or make any assignment for the benefit of creditors; or admit in writing its inability to pay its debts generally as they become due; or take any corporate action in furtherance of any such action at any time when the Corporation is able to pay its debts generally as they become due.

     TWELFTH: The Corporation shall not dissolve at any time at which any Securities issued by the Corporation are outstanding.

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     THIRTEENTH:  The name and address of the incorporator is as follows:
Christopher K. Aidun, c/o Loeb & Loeb, 345 Park Avenue, New York, New York 10154-0037.

     In Witness Whereof, I have signed my name to this Certificate of Incorporation this ______ day of __________, 1996.


                                    Christopher Aidun, Sole Incorporator
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